Exhibit 10.20

October 15, 2018

Mr. Aristotle Balogh

Re: Offer of Employment with Airbnb, Inc. (“Agreement”)

Dear Aristotle:

Congratulations! We are thrilled to offer you a place in the Airbnb family.

This letter is to let you know that Airbnb, Inc. (“Airbnb” or the “Company”) is formally offering you the position of Chief Technology Officer (CTO) and we couldn’t be happier.

We hire people who amaze, inspire, and delight us. You’re just the person we’ve been looking for. We know that your skills and experience will help Airbnb change the world – one traveler, host, experience, and neighborhood at a time.

You will report directly to the Chief Executive Officer, Brian Chesky, starting on November 12, 2018 (the “Start Date”). For the avoidance of doubt, it is understood and agreed that you will not have an employment relationship with Airbnb before the Start Date. You will be located in San Francisco where you will do your onboarding.

We can’t wait to have you on board.

Compensation and Benefits

Airbnb offers a highly competitive package of compensation and benefits. Your package includes the following:

Salary

Your annual salary (“Annual Salary”) will be six hundred thousand dollars ($600,000), which amount would be subject to any required tax and other deductions, payable in bi-monthly installments in accordance with Airbnb’s normal payroll practices. The Annual Salary shall be reviewed by the Company, the Board of Directors or Compensation Committee from time to time in accordance with the Company’s ordinary practice.

Make Good Bonus

Airbnb will pay you a make good bonus of six hundred seventy five-thousand dollars ($675,000). The bonus will be paid in one lump sum in a pay period in January 2019.

2019 Bonus

In addition, you will be eligible to earn a one-time performance bonus for the 2019 calendar year, which will be targeted at seventy-five percent (75%) of your Annual Salary (the “2019 Bonus”). The 2019 Bonus will be governed by the terms and conditions of the 2019 Bonus Plan, once approved by the Board of Directors. The 2019 Bonus will be based upon factors including the Company’s attainment of written targeted goals as set by the Board of Directors or Compensation Committee in its sole discretion, and documented in the 2019 Bonus Plan. The 2019 Bonus payment, if any, will be subject to any required tax and other deductions, payable in accordance with Airbnb’s normal payroll practices. No amount of 2019 Bonus is guaranteed, and you must be an employee on the 2019 Bonus payment date to be eligible to earn the 2019 Bonus; no partial or prorated bonuses will be provided. You will only be eligible for a bonus after calendar year 2019 if there is a bonus plan in place for similarly situated executives.

New Hire Equity

First RSU Award. Subject to the approval of Airbnb’s Board of Directors, we will grant you an award of restricted stock units with respect to 190,476 shares (the “First RSU Award”) of Airbnb’s Common Stock. The First RSU Award will be subject to the terms and conditions of Airbnb’s 2018 Equity Incentive Plan (the “Plan”) and an RSU agreement between you and Airbnb in a form approved by the Board (please refer to Addendum A for general RSU information). The settlement of the First RSU Award is conditioned on satisfaction of two vesting requirements: a time and service-based requirement and a liquidity event requirement, each of which are described below and in your RSU Agreement. The First RSU Award will be subject to the following time and service-based requirement: 40% of the total shares subject to the First RSU Award shall satisfy the time and service-based vesting requirement on the first anniversary of November 25, 2018 (the “First RSU Vesting Start Date”), 7.5% of the shares subject to the First RSU Award shall satisfy the time and service-based vesting requirement on each of the next four Quarterly Installment Dates (as defined below) following the first anniversary of the First RSU Vesting Start Date, 5% of the shares subject to the First RSU Award shall satisfy the time and service-based vesting requirement on each of the next four Quarterly Installment Dates thereafter, and 2.5% of the shares subject to the First RSU Award shall satisfy the time and service-based vesting requirement on each of the next four Quarterly Installment Dates thereafter, in each case subject to your continued service to Airbnb on each vesting date. The right to receive

Airbnb, Inc. Common Stock upon settlement of the First RSU Award will be subject to continued service and conditioned upon an initial public offering of the Company’s Common Stock or the Company’s Acquisition (as defined in the Plan, and provided that the Acquisition constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended) (a “Change in Control Transaction”), in accordance with the terms and conditions of the Plan and the RSU agreement, any required holding period, and subject to compliance with applicable securities laws.

Second RSU Award. Subject to the approval of Airbnb’s Board of Directors, we will grant you awards of restricted stock units with respect to 19,047 shares (the “Second RSU Award” and, together with the First RSU Award, the “RSU Awards”) of Airbnb’s Common Stock. The Second RSU Award will be subject to the terms and conditions of the Plan and an RSU agreement between you and Airbnb in a form approved by the Board. The settlement of the Second RSU Award is conditioned on satisfaction of two vesting requirements: a time and service-based requirement and a liquidity event requirement, each of which are described below and in your RSU Agreement. The Second RSU Award will be subject to the following time and service-based requirement: 1/16th of the shares subject to the Second RSU Award shall satisfy the time and service-based vesting requirement on each Quarterly Installment Date (as defined below) after May 25, 2019, in each case subject to your continued service to Airbnb on each applicable date. The right to receive Airbnb, Inc. Common Stock upon settlement of the Second RSU Award will be subject to continued service and conditioned upon an initial public offering of the Company’s Common Stock or a Change in Control Transaction, in accordance with the terms and conditions of the Plan and the RSU agreement, any required holding period, and subject to compliance with applicable securities laws.

“Quarterly Installment Date” shall mean the 25th day of each February, May, August and November, but you will not vest at all unless and until a liquidity vesting event has occurred that is an initial public offering of Airbnb Common Stock or a Change in Control Transaction, in accordance with the terms and conditions of the Plan and the RSU agreement, any required holding period, and subject to compliance with applicable tax and securities laws. You will receive the Airbnb Common Stock subject to the RSU Awards upon settlement of the First RSU Award or Second RSU Award, respectively, following its vesting, in accordance with the terms and conditions of the Plan and the RSU agreement, but settlement is not subject to continued service at the time of the liquidity event to the extent you have satisfied the time and service-based requirement.

Stock Option. Subject to the approval of Airbnb’s Board of Directors, we will grant you an option to purchase 114,285 shares of Airbnb Common Stock (the “2019 Option”). Subject to your continued employment, the 2019 Option will vest over four years with the first vest date to be May 25, 2019, at which time, 6.25% of the 2019 Option will vest and then the remainder shall vest at a rate of approximately 2.083333% on the monthly anniversary of the first vest date for the 2019 Option for the next 45 months. The 2019 Option will be subject to the terms and conditions applicable to options granted under the Plan and the applicable Stock Option Agreement. The exercise price per share of the 2019 Option will be equal to the fair market value of a share of Airbnb Common Stock on the date of grant of such Option, as determined by the Airbnb Board of Directors when the 2019 Option is granted, based on the Board’s consideration of a number of relevant factors, including the then-current independent valuation of the fair market value of shares of Airbnb’s Common Stock for purposes of Section 409A of the Internal Revenue Code.

You will not be eligible to receive another equity award during Airbnb’s Annual Compensation Review in February 2019. You will be eligible to receive a refresh equity award during the regular Annual Compensation Review in February 2020.

Airbnb Benefits Plan

As a full-time employee, you will be eligible to participate in Airbnb’s comprehensive benefits programs.

We want you to be happy and healthy. So you’ll get access to a variety of benefits, including medical, dental, and vision care; short and long-term disability; life and AD&D insurance; Flexible Spending Accounts; and Employee Assistance Programs. You’ll be enrolled in these plans effective your first date of hire.

In addition, you may choose to participate in Airbnb’s 401k traditional and 401k Roth Plans.

Participation in any of Airbnb’s employee benefit plans is expressly subject to the written terms and conditions contained in the applicable plan documents. You will receive detailed information about our benefit plans on your first day with us.

Airbnb Transit Subsidy

You will be eligible to participate in Airbnb’s monthly transit subsidy program which includes subsidies for parking and/or transit or biking.

Employee Travel Coupon

The only way we’ll understand our community is if we are genuine Airbnb community members. Therefore, every Airbnb employee receives a $500.00 Employee Travel Coupon (ETC) at the beginning of each quarter in a calendar year. You will receive your first ETC during your first week as an employee. We hope you use this coupon to explore new places, meet new people, and gain new understanding into how Airbnb connects the world. You will receive detailed information about your ETC and the ETC Program on your first day.

Paid Time Off (PTO), Paid Sick Time, Holidays, and Winter Closure

As a regular, full-time employee, you are eligible to earn fifteen (15) days of PTO per calendar year. Airbnb also offers five (5) Paid Sick days so that you can rest-up and get healthy from home on those days when you are feeling under the weather. In addition, you will receive paid holidays per our Company policy. In addition to PTO and Holidays, there is a Winter Closure tacked on at the end of the year so you can plan ahead to spend time with family and friends. The holiday calendar is published annually and is subject to change. You will have access to detailed information about our PTO, Paid Sick Time, and Holidays policies upon starting with us.

Airbnb reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

Conditions of Employment

This offer of employment is contingent on the following:

Authorization to Work

This offer is contingent upon your ability to provide proper work authorization to be employed by Airbnb. Within 3 business days of your Start Date, you must show proof of identity and legal authorization to work in the United States as required by the Immigration Reform and Control Act of 1986. And, from time to time during your employment, you may be asked to provide proof of your right to work in the US.

If you are currently in a nonimmigrant visa status, or your work authorization will be sponsored by Airbnb, we will initiate the visa process with our chosen immigration counsel, once an offer has been accepted. Our immigration counsel will reach out to you with a request to provide the documents necessary to support the visa application process. It is advised that you do not give notice to your current employer until your Airbnb sponsored visa has been approved.

Background Check

You must receive a satisfactory verification of criminal, education and/or employment background, and satisfactory verification of references in the discretion of the Company. This offer and any employment is subject to, and contingent upon, a satisfactory background and/or reference check(s). Furthermore, the Company may rescind or revoke your offer of employment and/or sever any employment relationship that is deemed to exist if, in its discretion, the Company determines that you fail to receive a satisfactory background and/or reference check, or you fail to consent to or complete a request for a background or reference check(s).

Confidentiality and Protection of Intellectual Property

You must sign and comply with Airbnb’s Employee Invention Assignment and Confidentiality Agreement, attached as Exhibit A (the “Confidentiality Agreement”), and deliver it with this executed letter.

In addition, we want to impress upon you that we do not want you to, and we direct you not to, bring with you any confidential or proprietary material or information of any former employer or to violate any other obligations you may have to any former employer.

Other Agreements

This Agreement, the Confidentiality Agreement and the other agreements referred to in this Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and Airbnb and constitute the complete agreement between you and Airbnb regarding the subject matter set forth herein and therein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and the Chief Executive Officer.

Exhibit B to this letter sets forth a complete list of all plans and agreements that you will be required to enter into with respect to, or that otherwise will relate to or govern the terms of, your employment with Airbnb, your equity compensation arrangements as set forth in this letter and your share ownership upon the exercise or settlement of your equity awards (including any restrictions or obligations that such shares would be subject to, but excluding, for the avoidance of doubt, any such agreements as they relate to your Investment) (collectively, the “Other Agreements”). In the event of any conflict between this letter and any Other Agreement (including any Other Agreement of Airbnb or among any shareholders of Airbnb), this letter will prevail. For the avoidance of doubt, any securities and/or shares issued under this Agreement will be subject to the Airbnb Amended and Restated Bylaws.

Arbitration

You and Airbnb (the “Parties”) each agree that any and all controversies, disputes or claims arising out of, relating to or concerning your employment relationship or the termination thereof, including without limitation, the validity, enforceability, interpretation of this agreement to arbitrate, and including, but not limited to, claims for unpaid wages, wrongful termination, claims relating to equity interests that may have been granted to you, and/or discrimination or harassment, whether sounding in tort, contract, federal, state, local or other statutory violation or otherwise, and without regard to legal characterization of theory, shall be finally resolved through binding arbitration by JAMS under the JAMS Employment Arbitration Rules and Procedures then effect and subject to the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness (the “JAMS Rules”).

The arbitration shall be before a single arbitrator appointed pursuant to the JAMS Rules and shall occur in San Francisco County California. The award shall be a written decision, shall be a reasoned decision stating the factual and legal conclusions and legal basis therefore, and shall be in English. The arbitrator’s decision shall be final, binding, and conclusive. The agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where you are permitted by law to file such claims (including the National Labor Relations Board, the Equal Opportunity Commission and the Department of Labor). The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury. The Parties agree that judgment on any award in arbitration shall be enforceable in any court with competent jurisdiction. This clause shall not preclude either Party from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction.

At-will Relationship

As is customary, our employment relationship is at-will. This means either you or Airbnb may terminate the employment relationship at any time and for any reason or no reason, without prior notice. Any modification or change in your at-will employment status may only be made if in writing and signed by you and Airbnb’s Chief Executive Officer and General Counsel.

In making your decision to accept this offer of employment, you agree and acknowledge that you have not relied upon any other promises or representations made by Airbnb or our representatives except those made in this letter. Further, once accepted, this offer letter constitutes the entire agreement between you and

Airbnb with respect to the subject matter herein and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter.

This offer will remain open for 5 business days after it has been signed by Airbnb. Should you have anything else that you wish to discuss, please do not hesitate to contact Beth Axelrod. If you decide to accept our offer, please sign this letter via electronic signature as sent through DocuSign. Please retain a copy for your personal records.

Aristotle, I am personally delighted to have you on board. We have an incredible journey in front of us. I’m so happy that you’ll be sharing it with everyone at Airbnb.

Let’s change the world together.

Sincerely,

Airbnb, Inc.

By:	/s/ Beth Axelrod
Name:	Beth Axelrod
Title:	VP Employee Experiencee

I have read and understood this offer letter and acknowledge, accept and agree to its terms and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Aristotle Balogh	Date Signed:	10/15/2018
Aristotle Balogh

Exhibit A

Airbnb Employee Invention Assignment and Confidentiality Agreement

Exhibit B

List of Other Agreements

1.	Amended and Restated Bylaws

2.	Airbnb’s Anti-Bribery & Corruption Policy, Global Harassment Discrimination & Retaliation Policy

3.	Global Information Security & Privacy Policy

4.	Global User Information Access Policy

5.	Airbnb’s Code of Ethics